Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heritage-Crystal Clean, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-1, dated May 18, 2010, of Heritage-Crystal Clean, Inc. of our report dated February 25, 2008 with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Heritage-Crystal Clean, Inc. (formerly Heritage-Crystal Clean, LLC) for the year ended December 29, 2007, which report appears in the January 3, 2010 annual report on Form 10-K of Heritage-Crystal Clean, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Indianapolis, Indiana
May 17, 2010